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                                                                      EXHIBIT___


                                SUPPLY AGREEMENT

                                     between

                Dynamic Products, Inc., a California corporation

                                       and

       Herbalife International of America, Inc., a California corporation

                  Dated as of September 2, 1997


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                                SUPPLY AGREEMENT

   THIS SUPPLY AGREEMENT (the "Agreement") is entered into as of September 2, 1997, by and between Dynamic Products, Inc., a California corporation ("SUPPLIER"), and Herbalife International of America, Inc., a California corporation ("HERBALIFE"), with reference to the following facts:

                                    RECITALS

   A. Supplier and Herbalife are parties to that certain agreement executed on May 12, 1993, as modified by a First Addendum To Agreement executed on May 18, 1993, which agreement may have thereafter been amended or modified from time to time (as amended, the "Dynamic Initial Agreement").

   B. Likewise, Herbalife and D&F Industries, Inc., a California corporation ("D&F"), are parties to that certain agreement executed on May 12, 1993, as modified by a First Addendum To Agreement executed on May 18, 1993, which agreement may have thereafter been amended or modified from time to time (as amended, the "D&F INITIAL AGREEMENT"), and Herbalife and Raven Industries, Inc. d/b/a. Omni-Pak Industries, a California corporation ("OMNI"), are parties to that certain agreement executed on May 12, 1993, as modified by a First Addendum To Agreement executed on May 18, 1993, which agreement may have thereafter been amended or modified from time to time (as amended, the "OMNI INITIAL AGREEMENT").

   C. The D&F Initial Agreement, the Dynamic Initial Agreement and the Omni Initial Agreement are collectively referred to herein as the "INITIAL AGREEMENTS." Supplier, D&F and Omni are collectively referred to herein as the "D&F SUPPLIERS."

   D. Each of the Initial Agreements will expire on January 11, 1998, in the event that either of the parties thereto gives written notice of its decision to cease the contractual relationship, which notice must be given not less than six months prior to such expiration date.

   E. Herbalife has provided written notice (which was delivered on a date six months or more prior to January 11, 1998) to each of the D&F Suppliers of its decision to cease the contractual relationship under the Initial Agreements on January 11, 1998 and the Initial Agreements will expire on January 11, 1998.

   F. Each of the D&F Suppliers and Herbalife desires to enter into new supply agreements to provide for the supply of certain nutritional supplement products and certain non-nutritional products to Herbalife on and after January 12, 1998, which products are intended to be similar in type and form to those historically manufactured and supplied by each of the D&F Suppliers to Herbalife.




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                                    AGREEMENT

   NOW, THEREFORE, in consideration of the mutual agreements, covenants and undertakings set forth below, and in reliance on the recitals set forth above, Supplier and Herbalife hereby agree as follows:

   1. DEFINITIONS. Capitalized terms not otherwise defined herein shall bear the meanings and construction given to them below:

       (a) General Definitions.

       "AFFILIATE": Any business entity (not including any individual) which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Herbalife and which sells, markets, deals with or comes into possession of Supplied Products during the Term, including without limitation Herbalife of Japan K.K. If during the Term any current Affiliate ceases to qualify as an Affiliate it shall continue to be deemed an Affiliate for the purpose of this Agreement provided such business entity sells, markets, deals with or comes into possession of Supplied Products during the Term.

       "QUALITY STANDARDS": Written quality standards, for the manufacture of Supplied Products, which are consistent with accepted industry practices and standards and all applicable laws in the jurisdiction in which the Supplied Products are sold by Supplier to Herbalife, including, without limitation, standards as to quality assurance, preparation and manufacture in a clean, safe and sanitary manner, which are mutually agreed upon by Supplier and Herbalife. If Herbalife advises Supplier of the regulatory requirements of any other jurisdictions relating to Quality Standards, Supplier shall use its best efforts to comply therewith in the manufacture of Supplied Products for distribution in those jurisdictions.

       (b)  Formula Related Definitions.

       "FORMULAS": The formulas and product specifications necessary for the manufacture of Supplied Products, together with any modification, improvement, alteration, enhancement or successor to such formulas and product specifications, derived, developed, created or invented by Supplier or any agent of Supplier or by any person or entity for whom Supplier is a valid licensee thereof.

       (c) Product Related Definitions.

       "MODIFIED SUPPLIED PRODUCTS": Supplied Products made in accordance with any modification, improvement, alteration, enhancement or successor to the Formulas, for the initial Supplied Products set forth on Exhibit A, derived, developed, created or invented by Supplier or any agent of Supplier or by any person or entity for whom Supplier is a valid licensee thereof.

       "SUPPLIED PRODUCTS": The products set forth on Exhibit A hereto made in accordance with the Formulas.



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     2. TERM AND SCOPE.

       (a) Application and Termination of the Dynamic Initial Agreement. The Dynamic Initial Agreement will expire on midnight, January 11, 1998. Any Supplied Product for which an order is placed by Herbalife or any Affiliate on a date prior to January 12, 1998, for which the latest scheduled delivery date to Herbalife or any Affiliate is on a date prior to January 12, 1998, shall be governed by the terms and conditions of the Dynamic Initial Agreement (notwithstanding that the actual date of delivery shall occur on or after January 12, 1998, through no fault or failure on the part of Supplier to observe or perform the term and conditions of the Dynamic Initial Agreement). The parties hereto agree to execute a Release Agreement, in the form attached hereto as Exhibit B (the "RELEASE AGREEMENT"),simultaneously with the execution of this Agreement.

       (b) Application of this Agreement. The term of this Agreement (the "TERM") shall commence upon execution of this Agreement, and shall continue until December 31, 2000, unless previously terminated pursuant to the provisions hereof; provided however, the terms and conditions of this Agreement shall govern all Supplied Products to be delivered on a date on or after January 12, 1998 to Herbalife or any Affiliate. Prior to January 12, 1998, Supplier shall be prepared to meet all of its obligations under the terms and conditions of this Agreement, including delivery of Supplied Products to be delivered on a date on or after January 12, 1998 to Herbalife or any Affiliate.

     3. QUALITY STANDARDS. Promptly upon execution of this Agreement, the parties agree to cooperate fully with each other, and in a timely manner, to prepare Quality Standards for all Supplied Products, and in any event to prepare such standards within ninety (90) days of execution of this Agreement. Any changes or alterations to the Quality Standards (once initially agreed between the parties hereto) must be mutually agreed to in writing by the parties hereto.

     4. SUPPLY.

       (a) Supply Obligation. For all Supplied Products to be delivered on a date on or after January 12, 1998 or ordered thereafter until midnight of the last day of the Term, Herbalife or any Affiliate may order from Supplier and Supplier shall be obligated to manufacture and supply to Herbalife or any Affiliate, Supplied Products in any quantity ordered at any time by Herbalife or any Affiliate, at Herbalife's or any Affiliate's sole discretion, for sale at any time anywhere in the world, whether during the Term or after expiration of the Term.

       (b) Manufacture. For all Supplied Products to be delivered on a date on or after January 12, 1998 or ordered thereafter until midnight of the last day of the Term, Supplier shall manufacture and supply the Supplied Products exclusively for Herbalife or any Affiliate. Supplier shall not develop, manufacture, distribute or otherwise sell other than for and to Herbalife or any Affiliate at any time any of the Supplied Products or any product incorporating the Formulas.

     5. PRODUCTS.

       (a) Supplied Products. For all Supplied Products to be delivered on a date on or after January 12, 1998, and throughout the remainder of the Term, Herbalife agrees to purchase, and



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shall cause Herbalife's Affiliates, to purchase from Supplier, subject to and on the terms and conditions set forth herein, all Supplied Products that Herbalife or any Affiliate may determine at Herbalife's or any Affiliate's sole discretion to order, and Supplier agrees to manufacture and sell to Herbalife or any Affiliate such Supplied Products, subject to and on the terms and conditions set forth herein. Herbalife shall not, and Herbalife shall cause its Affiliates not to, purchase Supplied Products from any other person or entity during the Term.

       (b) Other Offered New Products. Herbalife has informed Supplier, and Supplier hereby acknowledges and agrees, that Herbalife and its Affiliates will, during the Term, purchase only Supplied Products, including Modified Supplied Products, from Supplier and will not purchase from Supplier any new or other products offered by Supplier.

     6.  ORDER PROCEDURE FOR PRODUCTS.

       (a) Open Blanket Purchase Order. At the commencement of each calendar year during the Term commencing with purchase orders for Supplied Products to be delivered on or after January 12, 1998, Herbalife or any Affiliate shall initiate orders hereunder by placing a preliminary estimated order as to the Supplied Products for each territory or country (the "Open Blanket Purchase Order") listing the types and quantities of the Supplied Products estimated to be purchased by Herbalife for delivery in the ensuing year. Each Open Blanket Purchase Order shall be in substantially the form of the Open Blanket Purchase Order for the first calendar year, which commences on January 12,1998 and ends on December 31, 1998.

       (b) Open Blanket Purchase Order Subject to Approval of Samples. Each Open Blanket Purchase Order shall not be effective as a preliminary estimated order in relation to any Modified Supplied Product until Herbalife, upon Herbalife's request, has been provided with samples of each type of Modified Supplied Products ordered therein and has determined that the samples are in conformity with the Quality Standards established by Herbalife and Supplier pursuant to
Section 3 of this Agreement.

       (c) Shipping Schedules and Firm Purchase Orders. For each delivery of Supplied Products requested hereunder, Herbalife or any Affiliate shall, not later than twelve (12) weeks prior to the anticipated shipping date of Supplied Products, provide Supplier with a shipping schedule specifying the products and quantities estimated to be purchased. Supplied Products on the shipping schedule may be modified by Herbalife or any Affiliate up until and shall not become firm binding purchase orders until the date being eight (8) weeks prior to the scheduled shipping date. Supplier shall receive from Herbalife or any Affiliate purchase orders or order addenda, formula approval, product specifications, packaging specifications, and any other materials supplied by Herbalife or any Affiliate to Supplier to the extent necessary to produce and ship the Supplied Product, including sufficient labels and product inserts (collectively, the "SHIPPING MATERIALS"). If Supplier is unable to make a shipment due to a failure on Herbalife's or any Affiliate's part to provide the Shipping Materials described above, the affected Supplied Product requirement shall remain on the shipping schedule and shall be shipped as soon as commercially reasonable after all the necessary Shipping Materials are received by Supplier. Upon receipt by Supplier of all Shipping Materials, Supplier shall accept the shipping schedule as submitted by Herbalife or any


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Affiliate by signing and returning a copy to Herbalife's Material Control
Department. Modifications to the shipping schedule may be made by Herbalife at any time; provided however, if modifications are made by Herbalife or any Affiliate less than eight (8) weeks prior to the scheduled shipping date, Supplier shall use commercially reasonable efforts to attempt to satisfy the requested modification.

       (d) Cooperative Efforts In Establishing Schedules. The parties shall cooperate fully with each other to provide pertinent information to each other to enable timely delivery by Supplier of Supplied Products to Herbalife hereunder.

       (e) Affiliate Invoicing. If at any time on or after the date hereof during the Term any Affiliate shall place any order for Supplied Products to be delivered on or after January 12, 1998, Supplier agrees to transmit any applicable invoice directly to the Affiliate concerned, with a copy thereof being sent by facsimile transmission to Herbalife at the time of transmission to the Affiliate concerned.

     7. PRICES.

       (a) For Supplied Products. For all Supplied Products to be delivered on a date on or after January 12, 1998 and continuing in effect for the remainder of the Term, Herbalife shall pay Supplier the prices set forth on Exhibit A (collectively, the "PRICES"); provided however, that on March 31, 1998, and at the end of each calendar quarter thereafter during the Term (an "Adjustment
Date), either party may request that the prices for the Supplied Products be adjusted upwards or downwards, effective from the next succeeding Adjustment Date forward for the next succeeding calendar quarter, according to the adjustment calculations described in this Section 7. The Prices with respect to any of the Modified Supplied Products shall be the same as those prices set forth on Exhibit A hereto against the initial Supplied Products of which the Modified Supplied Products are a modification, improvement, alteration, enhancement or successor, and shall be subject to adjustment only as set forth in this Section 7(a). Supplier shall advise Herbalife in writing in the event that there is any net variation upwards or downwards in the aggregate actual cost of all raw materials used to produce a Supplied Product The Prices shall be adjusted upwards or downwards by the amount that the net variation in the aggregate actual cost of all raw materials used to produce a Supplied Product, if added to or subtracted from, as the case may be, that Supplied Product's Price, exceeds five percent (5%); provided however, that the party requesting the adjustment shall first have delivered to the other party independent documentation in reasonable detail (including published commodity prices or other relevant published information where available) verifying such variation and that the variation is not due to factors solely applicable to or solely affecting Supplier. Once the adjustment has been justified by independent documentation as described above, the adjustment shall be effective as of the next succeeding Adjustment Date. Any variation in Supplier's labor or overhead expenses shall not be taken into account in determining any change in cost of the Supplied Product pursuant to this Section 7 on any Adjustment Date. If no adjustment is requested by either party or if any requested adjustment is not justified, the prices shall remain unchanged until the next succeeding Adjustment Date. The Prices for Supplied Products shall include the cost of manufacturing, packaging (with product insert and materials



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provided by Herbalife), labeling (with labels provided by Herbalife), insuring, shipping and delivery by Supplier to the Local Delivery Point set forth in
Section 10 below.

     8.  INTELLECTUAL PROPERTY.

       (a) Licenses of the Formulas. Subject to the confidentiality provisions in Section 14 below with respect to the obtaining of any consent or license of any person or entity whose consent or license is required, Supplier shall use its best efforts throughout the Term to obtain the consent of or license from each such person or entity whose consent or license is required so as to enable Herbalife or any Affiliate to use, for as long as permitted by such person or entity, on terms no less favorable than those obtained by Supplier, the Formulas for manufacturing on behalf of Herbalife or any Affiliate, after the Term, in commercial and non-commercial quantities the Supplied Products. Promptly following the granting of such consent or license to such a Supplied Product, if Herbalife or any Affiliate has not received the Formulas for any such Supplied Product from the third party licensee thereof, Supplier shall provide Herbalife or any Affiliate with those Formulas pursuant and subject to the terms and conditions hereof and of any third party license to enable Herbalife or any Affiliate to exercise the rights and licenses so granted herein.

       (b) Trademarks. Herbalife or any Affiliate hereby grants to Supplier a limited, non-exclusive, non-transferable royalty-free license solely to use Herbalife's trademarks, trade names, and logos (the "TRADEMARKS") in labeling and packaging the Supplied Products for Herbalife, for the remainder of the Term only and not thereafter, and at all times subject to the terms and conditions of this Agreement. Supplier hereby agrees that only the Trademarks shall be affixed to the Supplied Products. Supplier shall have no rights to use the Trademarks other than for purposes of labeling and packaging Supplied Products pursuant to this Agreement which labeling and packaging shall be in form and substance satisfactory to Herbalife or any Affiliate. Supplier agrees to submit copies of the proposed manner, use and layout of the Trademarks for approval by Herbalife, in Herbalife's or any Affiliate sole discretion, prior to Supplier using the Trademarks as set forth herein. Supplier shall not use the Trademarks in advertising or promotional campaigns or otherwise, or use any confusingly similar names, marks or logos, in any manner that, in Herbalife's sole discretion, may be inconsistent with Herbalife's public image or be misleading or harmful to Herbalife. In the event of termination, expiration, or non-renewal of this Agreement, Supplier shall not have any right to sell any Supplied Products remaining in any of Supplier's inventory unless all Trademarks are removed from the Supplied Products. Supplier acknowledges and agrees that Herbalife reserves and retains any and all rights not expressly granted hereunder to Supplier and Supplier shall not claim any rights that are not expressly granted or set forth hereunder to Supplier.

       (c) Infringement. Supplier shall promptly notify Herbalife or any Affiliate of any actual or apparent infringement of Herbalife's or any Affiliate rights to any of the Formulas for the Supplied Products or Trademarks of which Supplier obtains actual knowledge. Herbalife may, at its sole option and expense, prosecute any suit it deems necessary or appropriate to protect any of Herbalife's or any Affiliate rights to the Formulas for the Supplied Products or Trademarks from and against infringement by third parties anywhere in the world and Supplier shall cooperate fully with Herbalife or any Affiliate in connection with any such action.




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     9.  SERVICE LEVELS.

       (a) Required Service Levels. For all Supplied Products to be delivered on a date on or after January 12, 1998 and continuing thereafter until midnight of the last day of the Term, Supplier shall use its best efforts to provide the same level of service and quality of products that it has provided to Herbalife and Herbalife's Affiliates, taken as a whole, under the Dynamic Initial Agreement (the "INITIAL SERVICE LEVEL"). However, in the event of a Change in Control (as defined in Section 13(d) below) of Supplier and this Agreement has not been terminated by Herbalife, Supplier shall for each Supplied Product meet an industry standards service level (the "SUBSEQUENT SERVICE LEVEL"), calculated in reference to the ratio of the number of cases of Supplied Products delivered which meet the Quality Standards to the number of cases ordered, based on Herbalife's and Herbalife's Affiliates, taken as a whole, eight (8) week ordering volume; provided however, that the determination of any Subsequent Service Level shall take into account, and give Supplier a credit for, the extent to which Supplier shall have timely satisfied any modification to any shipping schedule which accelerates a delivery date or substitutes Supplied Products to be delivered, which modification shall have been made by Herbalife or any Affiliate less than eight (8) weeks prior to the scheduled shipping date. If Supplier fails to meet the Initial Service Level or the Subsequent Service Level (on a rolling average) for any Supplied Product for any sixteen (16) week period and, after receipt of notice of such failure, also fails to meet the Initial Service Level or Subsequent Service Level (on a rolling average) for any Supplied Product for the eight (8) week period subsequent to receipt of the notice, Supplier shall be deemed to be in breach of this Agreement, and Herbalife may, without prejudice to any other remedy available to Herbalife hereunder, terminate this Agreement under Section 13(b), or alternatively terminate this Agreement only with respect to such Supplied Product and Herbalife or the Affiliate concerned shall be able to enter into agreements with third party suppliers with respect to all such Supplied Products as may no longer be covered by this Agreement.

       (b) Compliance with Shipping Schedules. Supplier agrees to use its best efforts in accordance with industry standards to meet the shipping schedules as determined in accordance with Section 6(c) and (d) above. Except as provided in
Section 6(c) above, under no circumstances shall Supplier alter any agreed-upon shipping schedule without the prior written consent of Herbalife, which consent may not be unreasonably withheld by Herbalife. Notwithstanding any provision in this Agreement to the contrary, if Herbalife has failed (other that following a breach of this Agreement by Supplier) to meet its payment obligations under
Section 11 with respect to any good faith undisputed portion of any invoice, and within ten (10 days after receipt of written notice from Supplier that the good faith undisputed portion of such invoice has not been paid, Supplier, in its sole discretion, shall be entitled to refrain from shipping Supplied Product to Herbalife or the Affiliate concerned until such time as all then delinquent payments have been caused to be made by Herbalife.

       (c) Defective Products. Upon inspection of any Supplied Product by Herbalife or any Affiliate, if Herbalife or any Affiliate reasonably determines that any Supplied Product or an entire lot of Supplied Products delivered by Supplier fails to meet the Quality Standards or is otherwise defective (the "DEFECTIVE PRODUCTS"), Herbalife shall notify Supplier thereof within twenty-one
(21) business days (or such other period as may be mutually agreed for particular Supplied Products


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or shipments) after Herbalife or the Affiliate concerned have received such
Supplied Products from Supplier or discovery of the defect, whichever is later. Within said twenty-one (21) day period, Herbalife or the Affiliate concerned shall provide Supplier with a sample of each such Defective Product, lot identification information and the original package for Supplier's review and analysis. Upon mutual agreement between Herbalife and Supplier that such product is a Defective Product, Supplier shall, (i) at Supplier's expense, ship replacement Supplied Products to the prior final destination of the Defective Product as soon as commercially possible and, (ii) in its sole discretion, determine whether Defective Products should be returned to Supplier or destroyed, in each case at Supplier's expense.

       (d) Shortfall. Upon inspection of any Supplied Product by Herbalife or any Affiliate, if Herbalife or any Affiliate reasonably determines that there is a shortfall in any Supplied Product delivered by Supplier hereunder (the "SHORTFALL"), Herbalife shall notify Supplier thereof within twenty-one (21) business days (or such other period as may be mutually agreed for particular Supplied Products) after Herbalife or the Affiliate concerned have received such Supplied Products from Supplier, or discovery of the shortfall, whichever is later. In the event of a Shortfall in any delivery of Supplied Products by Supplier hereunder, Herbalife or the Affiliate concerned shall, within said time period, advise Supplier of the quantity of the claimed shortfall the product lot number and date of shipment for Supplier's review. Upon mutual agreement between Herbalife and Supplier that a Shortfall exists, Supplier shall, at Supplier's expense, ship replacement quantity of Supplied Products to the Local Delivery Point (as defined in Section 10) of the Supplied Products suffering from the Shortfall to fulfill the entire obligation to be performed by Supplier as soon as commercially possible, provided that Supplier shall use its best efforts to make any such shipment within twenty-one (21) business days after receiving notification of such Shortfall.

       (e) Inventory Levels. Supplier shall use its best efforts to maintain inventory levels of raw materials of a sufficient quantity of Supplied Products to meet purchase order requirements on a timely basis.

   10. DELIVERY AND TITLE. The Supplied Products shall be delivered F.O.B. to Herbalife's distribution center in Carson, California or to such other destination within Los Angeles County or Orange County, California determined by Herbalife or any Affiliate and designated in writing by Herbalife or any Affiliate (the "LOCAL DELIVERY POINT"), or to any other destination determined by Herbalife or any Affiliate and designated in writing by Herbalife or any Affiliate. In the case of delivery to a Local Delivery Point, the risk of loss and title shall pass to Herbalife or any Affiliate upon delivery to the Local Delivery Point, and transport, insurance, and other costs, charges, and duties beyond the Local Delivery Point shall be borne by Herbalife or the Affiliate concerned; provided however, that title and risk of loss shall not pass to Herbalife or any Affiliate for any Defective Products rejected by Herbalife pursuant to Section 9(c) above. For deliveries made to a location other than a Local Delivery Point, unless the parties otherwise agree, risk of loss and title shall pass to Herbalife or any Affiliate at Supplier's dock and transport, insurance and other costs, charges and duties beyond Supplier's dock shall be borne by Herbalife or the Affiliate concerned; provided however, that title and risk of loss shall not pass to Herbalife or any Affiliate for any Defective Products rejected by Herbalife pursuant to Section 9(c) above. No delivery shall be made and title shall not pass under this Agreement for any Supplied Product until January 12, 1998.


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   11. PAYMENT TERMS. Herbalife shall cause payment for the Supplied Products purchased from Supplier under the terms of this Agreement to be made no later than thirty (30) days from the later of the date of delivery of or the date of invoice for Supplied Products meeting the Quality Standards. Payment made on any invoice within ten (10) days from the date of delivery or invoice, as the case may be, for Supplied Products meeting the Quality Standards shall be entitled to a 1% discount (the "1% DISCOUNT"), provided there is no outstanding unpaid portion of any invoice from Supplier to Herbalife or any Affiliate which predates the invoice to be paid by Herbalife or any Affiliate to Supplier and which is not subject to a good faith dispute (a "PREDATED INVOICE"). In the event that Supplier objects to Herbalife's or any Affiliate's taking of the 1% Discount, which objection is as a result of Supplier's good faith belief that there exists a Predated Invoice, then Supplier shall give Herbalife five (5) business days' written notice to cause payment to be made of the Predated Invoice. If Supplier fails to give Herbalife the five (5) business days' written notice, or if Supplier does give the five (5) business days' written notice and Herbalife causes payment of the Predated Invoice within two (2) business days of receipt of the notice, then Herbalife or the Affiliate concerned shall be entitled to the 1% Discount. Any invoice or portion thereof which is the subject of a good faith dispute shall not prevent Herbalife from being entitled to take the 1% Discount. Without prejudice to any other remedy that Herbalife may have at law or in equity, Herbalife or the Affiliate concerned shall be entitled, at its option, to (i) a refund of the amount paid for any Defective Product or Shortfall that is not cured pursuant to the terms and conditions of this Agreement, or (ii) a credit of the amount paid for any Defective Product or Shortfall that is not cured pursuant to the terms and conditions of this Agreement against future purchases of Supplied Products.


   12. QUALITY ASSURANCE, INSPECTION AND DOCUMENTS. Supplier shall maintain Good Manufacturing Practices and Standard Operating Procedures as defined and required by the United States Food and Drug Administration, and shall fully comply with all other United States Food and Drug Administration regulatory requirements and the regulatory requirements of the State of California and make such adjustments as may be necessary to effect and maintain such compliance. If Herbalife advises Supplier of the regulatory requirements of any other jurisdiction, then Supplier shall use its best efforts to comply therewith in the manufacture of Supplied Products. Herbalife, or Herbalife's designated agents (approved by Supplier, which approval shall not be unreasonably withheld), shall have the right from time to time, on reasonable notice and during business hours, to inspect Supplier's manufacturing facility, production line, raw materials storage areas and all other places, that relate to the production of Supplied Products, including a general quality assurance review of Supplier's facilities used in the production and manufacture of Supplied Products. Additionally, Herbalife, or Herbalife's designated agents (approved by Supplier, which approval shall not be unreasonably withheld), may submit any Supplied Product to any and all forms of chemical analysis, testing and review as may be appropriate to determine whether such Supplied Product contains the ingredients set forth on any label thereto and otherwise meets the Quality Standards and the other terms and conditions hereof. Upon request by Herbalife, or Herbalife's designated agents (approved by Supplier, which approval shall not be unreasonably withheld), of Supplier, Supplier shall furnish Herbalife with
(i) a Certificate of Analysis, prepared in accordance with the requirements of the Food, Drug and Cosmetic Act of 1938 and the rules and regulations of the United States Food and Drug Administration promulgated thereunder as an assurance that the Supplied Products were made in compliance with Supplier's Good Manufacturing Practices and


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Standard Operating Procedures, (ii) information and copies of documents to enable Herbalife to assure that the Supplied Products comply with the labeling claims made for the Supplied Products, (iii) information and copies of documents necessary for Herbalife to secure all U.S., state and foreign governmental licenses, registrations or approvals for the Supplied Products, and (iv) information and copies of documents necessary for Herbalife to respond to all U.S., state and foreign governmental inquiries or requests.

   13. TERMINATION.

       (a) Supplier's Right to Terminate. Supplier may terminate this Agreement
(i) sixty (60) days following written notice to Herbalife of a default in Herbalife's net payment obligation under Section 11, (ii) sixty (60) days following written notice to Herbalife of a material breach by Herbalife of any of its obligations, representations, warranties or covenants hereunder or under any other written agreement between Supplier and Herbalife (including without limitation the Dynamic Initial Agreement after the date hereof, but prior to expiration thereof or the Release Agreement executed concurrently herewith), if such breach has not been cured within such sixty (60) day period, or (iii) immediately, following the Insolvency (as defined in (c) below) of Herbalife.

       (b) Herbalife's Right to Terminate. Herbalife may terminate this Agreement (i) sixty (60) days following written notice to Supplier, of a material breach by Supplier of Supplier's obligations, representations, warranties or covenants hereunder or, under any other written agreement between Supplier and Herbalife (including without limitation the Dynamic Initial Agreement after the date hereof but prior to the expiration thereof or the Release Agreement executed concurrently herewith), if such breach has not been cured within such sixty (60) day period, (ii) immediately, following the Insolvency (as defined in (c) below) of Supplier, (iii) immediately following a failure by Supplier to meet the service level requirements of Section 9 above, or (iv) immediately following a Change in Control (as defined in (d) below) of Supplier.

       (c) Insolvency. "INSOLVENCY" shall mean that, with respect to Supplier or Herbalife, as the case may be, such entity shall (i) make a general assignment for the benefit of creditors or an agent authorized to liquidate its assets,
(ii) become the subject of an "order for relief" within the meaning of the United States Bankruptcy Code, and such order is not stayed within thirty (30) days, (iii) file a petition in bankruptcy or for reorganization, or effect a plan or other arrangements with creditors, (iv) file an answer to a creditor's petition, admitting the material allegations thereof, for involuntary bankruptcy or for reorganization or to effect a plan or other arrangement with creditor,
(v) apply to a court for the appointment of a receiver or custodian for substantially all of its assets or properties, with or without consent, and such receiver is not discharged within thirty (30) days after appointment or (vi) adopt a plan of complete liquidation of its assets.

       (d) Change in Control, A "CHANGE IN CONTROL" shall mean that, without the prior written consent of Herbalife, which consent shall not be unreasonably withheld, (i) any sale, merger, reorganization, transfer, pledge, granting of an option, or any other like event or action that results in a third party having an interest in any of the issued and outstanding capital stock of Supplier (on a fully-diluted basis) such that Fred Siegel and Richard Marconi (A) no longer own fifty percent (50%) of such capital stock, or (B) no longer have the authority and power to elect a majority of the


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directors of Supplier or (C) no longer have the authority to direct and control the management and affairs of Supplier, (ii) any assignment, sale, transfer, pledge, granting of an option, hypothecation or any other like event or action that results in a third party having an interest in all or substantially all of Supplier's assets, or (iii) both of Fred Siegel and Richard Marconi ceasing to be actively involved as senior executive employed officers of Supplier and responsible for the day-to-day operation and management of Supplier for a period greater than sixty (60) days, without the prior written consent (in each such case) of Herbalife, which consent shall not be unreasonably withheld. Any hypothecation made in the ordinary course of business that does not result in a Change in Control shall not require the consent of Herbalife. In determining whether to withhold its consent, Herbalife may consider the reputation of and the qualifications and financial ability of any person or entity in whose favor any Change in Control is proposed to be made (the "TRANSFEREE") to manufacture and supply Supplied Products of at least the same level of quality and service level as Supplier, the business of the Transferee, and in particular whether or not the Transferee engages in multi-level marketing activities.

       (e) Remedies on Termination. Supplier, on the one hand, and Herbalife, on the other hand, have each considered the possibility that the parties will incur expenses in preparing for performance of this Agreement and that the parties will incur expenses and suffer losses as a result of termination (if other than as a result of expiration or non-renewal of this Agreement). In the event of a breach by a party of this Agreement the non-defaulting party may pursue whatever remedies are available under this Agreement or by law. Any termination hereof shall not impair any rights nor discharge any obligations which have accrued to the parties as of the effective date of such termination.

       (f) Effect of Expiration or Termination. Subject to Supplier's rights under Section 13(g) if this Agreement is terminated by Supplier pursuant to
Section 13(a) hereof, in the event of any termination, expiration or non-renewal of this Agreement for any reason, (i) the provisions of the Release Agreement and this Section 13 and Sections 2(a), 8, 11 and 12 above and Sections 14, 18, 22 and 30 below shall be unaffected thereby, (ii) all rights and licenses in and to those of the Supplier Formulas granted to Herbalife or any Affiliate on the terms and conditions set forth in Section 8(a) above shall remain unaffected thereby and shall continue in full force and effect, and (iii) Herbalife or any Affiliate shall be entitled to sell and distribute all Supplied Products in its inventory.

       (g) Effect of Termination for Cause. If Supplier terminates this Agreement pursuant to Section 13(a) hereof, then in that event:

       (i) Herbalife shall purchase (A) all Supplied Products remaining in Supplier's inventory for which an estimated or firm purchase order had been placed, at the prices specified in this Agreement, and (B) following Supplier's reasonable efforts to mitigate, all raw materials in Supplier's inventory specifically procured by Supplier for use in manufacturing Supplied Product to Herbalife under this Agreement at a price equal to Supplier's actual cost, including incoming freight, plus costs incurred for labor, material testing and storage. Notwithstanding any contrary provision, if Herbalife terminates this Agreement pursuant to Section 13(b) hereof, Herbalife shall



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have no obligation to purchase any Supplied Products or raw materials in
Supplier's inventory, or to take delivery of any Supplied Products ordered prior to the date of such termination.

       (ii) Notwithstanding any contrary provision herein, Supplier may pursue whatever remedies are available to it by law or otherwise, including but not limited to any monetary damages available to Supplier for any breach of this Agreement by Herbalife.

   14. CONFIDENTIAL INFORMATION.

       (a) Non-Disclosure. Subject to Sections 8 above, and 14(b) and 14(d) below, each party shall preserve in strict confidence any confidential information obtained or made available pursuant to this Agreement, on or after the date hereof, from the other party by it or any of its subsidiaries or affiliates or any of its or their directors, officers, employees, agents or other representatives concerning the Supplied Products or the Formulas or in order for each party to exercise its rights or perform its obligations under this Agreement including, without limitation, Supplied Product prices, marketing surveys, and information concerning the design and specifications of the Supplied Products or the Formulas ("CONFIDENTIAL INFORMATION"), and agrees to refrain from (i) disclosing, during the Term or at any time thereafter, any such Confidential Information to any person or entity or (ii) using, during the Term or, at any time thereafter, such Confidential Information for any purpose, except as otherwise necessary to exercise its rights or perform its obligations under this Agreement or for evaluation of Supplied Products. Each party agrees to keep confidential, not disclose, provide or otherwise make available in any form such Confidential Information to any person other than authorized employees, agents or other representatives of each party with a need to know.

       (b) Permitted Disclosure. Notwithstanding the foregoing, nothing contained in this Section 14 shall prohibit any party from disclosing Confidential Information in the event such disclosure (i) is permitted pursuant to Section 14(d) below, (ii) is, or becomes, during the Term, available in the public domain not as a result of a breach of this Agreement, (iii) was rightfully in the receiving party's possession or was part of the receiving party's general knowledge at the time of its disclosure by the disclosing party; provided however, that any information concerning the Formulas, the contents of the Formulas or any portion thereof, or any information related to the Formulas or their specifications in Herbalife's possession or part of its general knowledge as of the date of execution of this Agreement may and shall not be disclosed by Herbalife until January 12, 1998 except to the extent necessary prior to January 12, 1998 to utilize the rights and licenses granted to Herbalife pursuant to Section 8(a) of this Agreement, (iv) is rightfully received by the receiving party from a third party without any duty of confidentiality and the receiving party can clearly demonstrate the independent origin of such information, or (v) is required by any governmental authority having jurisdiction over that party asserting a right to obtain such information; provided however, that prior to any such disclosure pursuant to this clause (v) (except where such disclosure is required to be made to a governmental authority in order for Herbalife to qualify Formulas in any jurisdiction) the party concerned shall promptly advise the other party in the event of any request by a governmental authority for the Confidential Information and shall cooperate with the other party to assert any right of objection to such request or to seek a protective order or to take other appropriate action to protect the Confidential Information.



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       (c) Return of Materials Upon Termination. Upon termination this
Agreement, each party shall use reasonable efforts to return to the other party all material and documents containing Confidential Information, or submitted by the other party in confidence, including any copies or extracts thereof.

       (d) Disclosure to Herbalife's Licensees. It is hereby expressly agreed and understood that, Herbalife or any Affiliate may at any time disclose or make available to any licensee of Herbalife or any licensee of any Affiliate (each a "Herbalife Licensee") the Formulas or the contents of the Formulas or any portion of such Formulas, (to the extent any person or entity whose consent or license is required has so consented), for the purpose of manufacturing or selecting or qualifying any person or entity to manufacture in commercial and non-commercial quantities any Supplied Products to be delivered by or on behalf of Herbalife on a date after the Term.

     15.   Representations, Warranties and Covenants.

       (a) By Herbalife: Herbalife represents, warrants and covenants as follows:

           (i) Herbalife is a corporation duly organized, validly existing and in good standing under the laws of California. Herbalife has full power and authority to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Herbalife and constitutes a legal, valid and binding obligation of Herbalife.

           (ii) The execution and delivery of, and performance by Herbalife of its obligations under this Agreement, and the grant of rights and licenses by Herbalife to Supplier and the consummation of the transactions contemplated hereunder, will not result in a violation of, or be in conflict with, any provision of its Articles of Incorporation, or result in a breach of or be in conflict with, any material agreement to which Herbalife is a party or by which it or its property is bound, or result in a violation of or be in conflict with, or result in a breach of any term or provision of any judgment, order, decree or award of any court, arbitrator or governmental authority binding upon Herbalife or its property.

       (b) By Supplier: Supplier represents, warrants and covenants as follows:

           (i) Supplier is a corporation duly incorporated, validly existing and in good standing under the laws of California. Supplier has full power and authority to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by Supplier and constitutes a legal, valid and binding obligation of Supplier.

           (ii) The execution and delivery of, and performance by Supplier of its obligations under, this Agreement and the grant of rights and licenses by Supplier to Herbalife and the consummation of the transactions contemplated hereunder, will not result in a violation of, or be in conflict with, any provision of the articles of incorporation of Supplier, or result in a breach of, or be in conflict with, any material agreement to which Supplier is a party or by which it or its property is bound, or result in a violation of, or be in conflict with, or result in a breach of, any term or provision of any judgment, order, decree or award of any court, arbitrator or governmental authority binding upon Supplier or its property.



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
                                                                EXECUTION COPY

           (iii) Supplier has, or will have, the ability to manufacture and supply all Supplied Products to be supplied by Supplier hereunder on January 12, 1998 and all Supplied Products to be supplied by Supplier hereunder as set forth in the Open Blanket Purchase Orders delivered during the Term of this Agreement.

           (iv)Upon delivery by Supplier to Herbalife or any Affiliate of Supplied Products, subject to and in accordance with the terms and conditions of this Agreement, Herbalife shall acquire good title free from all liens and encumbrances.

           (v) Supplier has complied, is complying and will continue to comply with accepted industry practices and standards and all applicable laws in the jurisdiction in which the Supplied Products are sold to Herbalife, including, without limitation, state and local laws of the United States and the State of California and the rules, orders, ordinances, decrees and regulations of the United States and the State of California relating to or affecting the manufacture of the Supplied Products. If Herbalife advises Supplier of the regulatory requirements of any other jurisdiction, then Supplier shall use its best efforts to comply therewith in the manufacture of Supplied Products. All Supplied Products delivered to Herbalife or any Affiliate shall be prepared and manufactured in a clean, safe and sanitary manner in full compliance with all applicable federal and State of California laws, rules and regulations, including without limitation, the Food, Drug and Cosmetic Act of 1938 and the rules and regulations of the United States Food and Drug Administration (including as to Good Manufacturing Practices or Standard Operating Procedures). All Supplied Products delivered to Herbalife or any Affiliate shall be manufactured in accordance with the Supplier Formulas used for products currently supplied to Herbalife or any Affiliate under the Dynamic Initial Agreement and shall be of no less quality than those products currently supplied to Herbalife or any Affiliate under the Dynamic Initial Agreement.

           (vi)All Supplied Products have been and will be clearly and accurately labeled and packaged in the manner requested by Herbalife with labels and inserts supplied by Herbalife or any Affiliate.

           (vii) Supplier's manufacturing facility complies with all applicable federal and California state laws, rules and regulations relating to the operation thereof, including without limitation, all product safety, sanitation and environmental laws, rules and regulations.

           (viii) All Supplied Products purchased by Herbalife or any Affiliate are free from defect, comply with the Quality Standards and are merchantable and fit for their intended purpose. All Supplied Products shall be supplied in commercial quantities sufficient to meet Herbalife's or any Affiliate's orders, free of contamination or defect, and all reasonable care and skill shall be used in manufacturing the Supplied Products.

           (ix) Except as otherwise expressly provided in Section 8 above, Supplier has not and shall not make any assertion, claim or demand against Herbalife or any Affiliate, any Herbalife Licensee, or any officer, director, shareholder, authorized employee, agent or other representative of Herbalife or any Affiliate or of any Herbalife Licensee, with respect to any of the foregoing's use or exploitation of any Supplier Formulas transferred or licensed pursuant to Section 8 above.



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                                                                 EXECUTION COPY


           (x) So long as Supplier manufactures Supplied Products subject to any license, grant or agreement (including royalty agreements) in favor of any third party, Supplier shall remain responsible for paying the third party concerned any royalties or license fees due on such Supplied Products.

           (xi) Supplier is the valid licensee of the Supplier Formulas. To the extent necessary to meet the obligations of Supplier under this Agreement Supplier has been and shall remain at all times in full compliance with any license, grant or agreement to which any of the Supplied Products is subject, and each such license, grant or agreement remains and shall remain valid and in full force and effect throughout the Term. Supplier has the power to grant the rights and licenses granted by Supplier to Herbalife under this Agreement.

           (xii) None of the Supplier Formulas or Supplied Products (or any raw material or ingredient therein) transferred or licensed pursuant to Section 8 above or supplied hereunder by Supplier, nor the use thereof by Herbalife or any Affiliate in accordance with the terms and conditions set forth herein, infringes or shall infringe in any respect on any patents, copyrights, trademarks, service marks, trade dress, trade secrets, proprietary or confidential information or other intellectual property rights of any third parties.

           (xiii) Supplier agrees that, subject to Section 8 above, it shall not at any time in any way infringe upon, any rights in or to any of the Formulas or Trademarks or other intellectual property rights belonging to Herbalife or any Affiliate or any Formulas or Trademarks or other intellectual property registration belonging to Herbalife or any Affiliate in any territory or country.

   16. Insurance. Supplier shall maintain with effect from January 12, 1998 throughout the remainder of the Term, at its sole cost and expense, insurance with financially sound and established reputable insurers of the type and quantity (and with such risk retention) generally maintained by the companies of established repute in Supplier's line of business, such insurance to include without limitation, products liability insurance an amount no less than five million dollars ($5,000,000) per occurrence. Supplier shall provide to Herbalife, at least annually and otherwise upon reasonable request by Herbalife, true copies of the certificates of coverage in respect of such insurance policies, and Supplier shall not do anything or permit anything to be done that may prejudice such insurance policies or omit to do anything where such omission may prejudice those insurance policies, and shall observe and perform the terms and conditions contained in each of such insurance policies.

   17. Amendment or Waiver. This Agreement will not be amended, nor will any of its terms be deemed to have been waived by either party, unless such amendment or waiver is in writing in a document that specifically refers to this Agreement and specifically states that it intends to amend this Agreement or waive a term of this Agreement and such document is signed by the parties hereto. General correspondence between the parties, invoices, purchase orders or any other document exchanged between the parties not meeting the requirements of this
Section 17, will not be deemed to amend or waive any term of this Agreement. In the event of any conflict between this Agreement and any other document, including any purchase order, this Agreement shall prevail.


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
                                                                 EXECUTION COPY


   18. Governing Law and Venue This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles. Any legal proceedings arising out of or in connection with this Agreement shall be commenced and prosecuted in a court located within Orange County, California.

   19. Counterparts. This Agreement may be executed in multiple counterparts, which taken together will constitute one instrument and each of which will be considered an original for all purposes.

   20. Time is of the Essence. The parties agree that time is of the essence under this Agreement.

   21. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand, by a nationally recognized overnight delivery service, by facsimile transmission followed by mail, or mailed by certified or registered mail with postage prepaid:

    (a)  If to Supplier:
         Dynamic Products, Inc.
         7012 Belgrove
         Garden Grove, California 92641
         Attention:    Fred E. Siegel, President
             [Facsimile No.: (714) 633-1229]

    (b)  If to Herbalife:
         Herbalife International of America, Inc.
         1800 Century Park East, l4th Floor
         Century City, California 90067
         Attention: Robert A. Sandler, Esq.
             Executive Vice-President and General Counsel
         Facsimile No.: (310) 557-3906

or such other address or facsimile number as any of the persons designated above may have specified in a notice or communication duly given to the other designated person as provided herein. Such notice or communication will be deemed to have been given as of the date so delivered or telecopied, or if mailed, two business days thereafter.

   22. Binding Effect; Non-Assignability. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, their respective successors and assigns; provided however, that, subject to Section 13(d), neither this Agreement nor the rights and obligations of Supplier shall be assignable or delegable by Supplier nor shall there be any Change in Control of Supplier without the prior written consent of Herbalife, which consent shall not be unreasonably withheld. Any purported transfer, assignment or delegation in breach of this Section 22 shall be null and void.


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                                                                 EXECUTION COPY


   23. RELATIONSHIP OF THE PARTIES. The parties expressly understand and agree that Supplier is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith. It is understood and agreed that no joint venture, partnership or agency relationship is created or intended to be created by this Agreement and Supplier shall not be deemed to be or become the representative or agent of Herbalife or any Affiliate in any way in performing its obligations hereunder. Supplier shall make no representation to any third party, either directly or indirectly, that it is in any way authorized to act for or on behalf of Herbalife or any Affiliate or to obligate Herbalife or any Affiliate in any way without the prior written consent of Herbalife. Nothing in this Agreement is intended to, nor shall it be construed to violate any statutes, rules or regulations of any jurisdiction pertaining to anti-trust or anti-competition.

   24. AFFILIATES. Herbalife shall assume the obligations under this Agreement of any Affiliate failing to comply with any of the obligations of any Affiliate pursuant to this Agreement.

   25. IRREPARABLE HARM. The parties agree that their failure to comply with the provisions of this Agreement may cause irreparable harm for which there may be no adequate remedy at law and each may, therefore, enforce through equitable as well as legal remedies the obligations set forth in this Agreement.

   26. FORCE MAJEURE. Neither party shall be liable to the other party for failure or delay in the performance of any of the obligations under this Agreement (including delivery of Supplied Products supplied by Supplier) for the time and to the extent such failure or delay is caused by reason of acts of God or other cause beyond its reasonable control, including acts of government, riots, war, interruption of transportation, strikes or other labor trouble, shortage of labor, fire, storm, flood, earthquake, inability to obtain suitable raw materials, products, parts, components, fuel or power, or extraordinary price increases. The performance of obligations hereunder shall be suspended during the existence of such causes, and upon cessation of such causes, shall again be required; provided however, that the parties hereto shall use their reasonable commercial efforts to minimize the consequences of such causes.

   27. EXHIBITS AND SCHEDULES. Any Exhibit or schedule attached hereto is made a part hereof and is fully incorporated herein by reference.

   28. ENTIRE AGREEMENT. This Agreement embodies the entire understanding of the parties hereto in relation to the purchase of Supplied Products by Herbalife or any Affiliate from Supplier to be delivered on a date on or after January 12, 1998 and with respect to the subject matter of this Agreement. This Agreement supersedes any other agreement between the parties with respect to the purchase of Supplied Products by Herbalife or any Affiliate from Supplier to be delivered on a date on or after January 12, 1998 and with respect to the subject matter of this Agreement. There are no representations, promises, warranties, understandings or agreements, express or implied, oral or otherwise, in relation thereto, except expressly referred to or set forth herein.

   29. AGREEMENT NEGOTIATED. The parties hereto are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof.


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                                                                 EXECUTION COPY


   30. REMEDIES NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other remedies available according to law.

   31. PARTIAL INVALIDITY. In the event that any of the provisions or portions thereof of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions hereof will not be affected thereby.

   32. INTERPRETATION. Section headings are included solely for convenience and shall not constitute a part hereof. Unless the context otherwise requires, words importing the singular shall be deemed to import the plural and vice versa.

   33. THIRD PARTY BENEFICIARIES. No person or entity shall be a third party beneficiary of this Agreement, except that any Affiliate shall be entitled to enforce against Supplier the rights conferred upon that Affiliate by Supplier hereunder.


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                                                                 EXECUTION COPY



        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                    HERBALIFE INTERNATIONAL OF AMERICA, INC.

                                    By: /s/ CHRISTOPHER PAIR
                                       -------------------------------
                                    Its: Chief Operating Officer
                                       -------------------------------

                                    By: /s/ CONRAD LEE KLEIN
                                       -------------------------------
                                    Its: Chief Business Affairs Officer
                                       -------------------------------

                                    DYNAMIC PRODUCTS, INC.

                                    By: /s/ FRED E. SIEGEL
                                      -------------------------------
                                    Its: President
                                      -------------------------------



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                                                                EXECUTION COPY


                                RELEASE AGREEMENT


        THIS RELEASE AGREEMENT (the "Agreement") is entered into as of September 2, 1997, by and between Dynamic Products, Inc., a California corporation ("Dynamic") and Herbalife International of America, Inc., a California corporation ("Herbalife"), with reference to the following facts:

                                    RECITALS:

        A. Dynamic and Herbalife are parties to that certain agreement executed on May 12, 1993, as modified by a First Addendum To Agreement executed on May 18, 1993, which agreement may have thereafter been amended or modified from time to time (as amended, the "Dynamic Initial Agreement").

        B. Likewise, Herbalife and Raven Industries, Inc. d/b/a Omni-Pak Industries, a California corporation ("Omni"), are parties to that certain agreement executed on May 12, 1993, as modified by a First Addendum To Agreement executed on May 18, 1993, which agreement may have thereafter been amended or modified from time to time (as, amended, the "Omni Initial Agreement"), and Herbalife and D&F Industries, a California corporation ("D&F") are parties to that certain agreement executed on May 12, 1993, as modified by a First Addendum To Agreement executed on May 18, 1993, which agreement may have thereafter been amended or modified from time to time (as amended, the "D&F Initial Agreement").

        C. The D&F Initial Agreement, the Dynamic Initial Agreement and the Omni Initial Agreement are collectively referred to herein as the "Initial Agreements". D&F, Dynamic and Omni are collectively referred to herein as the "D&F Suppliers".

        D. Each of the Initial Agreements will expire on January 11, 1998 in the event that either of the parties thereto gives written notice of its decision to cease the contractual relationship, which notice must be given not less than six months prior to such expiration date.

        E. Herbalife has provided written notice (which was delivered on a date which was six months or more prior to January 11, 1998) to each of the D&F Suppliers of its decision to cease the contractual relationship under the Initial Agreements on January 11, 1998 and the Initial Agreements will expire on January 11, 1998.

        F. Each of the D&F Suppliers and Herbalife desires to enter into new supply agreements to provide for the supply of certain nutritional supplement and certain nonnutritional products to Herbalife on and after January 12, 1998, which products are intended to be similar in type and form to those historically manufactured and supplied



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
                                                                EXECUTION COPY


by each of the D&F Suppliers to Herbalife. The supply agreement between Herbalife and Dynamic (the "Dynamic Supply Agreement") and the two other new supply agreements between Herbalife and Omni and Herbalife and D&F entered into contemporaneously with the Dynamic Supply Agreement are collectively referred to herein as the "New D&F Supply Agreements."

        G. In addition, each of the D&F Suppliers and Herbalife will concurrently with execution of the New D&F Supply Agreements enter into substantially identical release agreements to provide for the release of all the disputes between Herbalife and each of the D&F Suppliers, including without limitation, with respect to the Initial Agreements or the amendment, extension or renewal thereof and all other claims arising from events, actions or conduct relating to the Initial Agreements on or prior to execution of the New D&F Supply Agreements, except as set forth in the release agreements.


                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual agreements, covenants and undertakings set forth below, and in reliance on the recitals set forth above, Dynamic and Herbalife hereby agree as follows:

        1. Resolution and Releases. This Agreement is intended to resolve all of the parties' disputes, including without limitation, those arising with respect to the Dynamic Initial Agreement or the amendment, extension or renewal thereof and all other claims arising from events, actions or conduct relating to the Dynamic Initial Agreement, or any other agreement or arrangement involving the parties relating to the supply, procurement development, manufacturing, production, marketing, sale or distribution of products (each a "Related Arrangement"), as set forth herein. Nothing contained herein is intended to, nor does it, constitute an admission of fault or liability of either party to the other. To effectuate the resolution of their differences the parties hereto agree as follows:

             (a) Release of Herbalife. Dynamic, on behalf of itself, and its affiliates, its successors, assigns, directors, officers, employees, agents, attorneys, representatives and advisors (the "Dynamic Associates"), hereby releases and forever discharges Herbalife, and its affiliates, successors, assigns, directors, officers, employees, agents, attorneys, representatives and advisors (the "Herbalife Associates"), of and from any and all claims, demands, causes of action, damages or liabilities, losses, costs or expenses of any kind in nature, fixed or contingent, direct or indirect, whether or not known, suggested or claimed, existing on the date hereof or which any such person at any time heretofore had, including without limitation, those that are contained in, arise from or relate in any way to the Dynamic Initial Agreement or its amendment, extension or renewal or any Related Arrangement and all other claims arising from events, actions or conduct relating to the Dynamic Initial Agreement or any Related Arrangement, which occurred or was done, suffered or omitted on or prior to the date of this Agreement, except as set forth in Exhibit A hereto. It is hereby expressly agreed and understood that Dynamic, and the Dynamic Associates, release and waive all royalties that Dynamic, or


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the Dynamic Associates, at any time may have been or would at any time in the future be entitled to receive in respect of Herbalife's products, including without limitation Herbalife's fragrances and personal care products. Dynamic, on behalf of itself, and the Dynamic Associates, hereby expressly releases and forever discharges Herbalife, and the Herbalife Associates, of and from any and all claims, demands, causes of action, damages or liabilities, losses, costs or expenses of any kind in nature, fixed or contingent, direct or indirect, whether or not known, suggested or claimed, with respect to the use or exploitation at any time on, prior to or after the date hereof of any patent, copyright, trade secret, know-how, information, documentation, technique, method, concept, formula, formulation, recipe, ingredient, specification, design, menu, work product, work-in-progress or intellectual property right, of any nature or kind whatsoever, developed, conceived, created or learned by Dynamic, or the Dynamic Associates, on or prior to the date of this Agreement. The releases set forth above in this Section 1(a) shall not apply to the obligations required to be performed under this Agreement or the Dynamic Supply Agreement.

             (b) Release of Dynamic. Herbalife, on behalf of itself, and the Herbalife Associates, hereby releases and forever discharges Dynamic, and the Dynamic Associates, of and from any and all claims, demands, causes of action, damages or liabilities, losses, costs or expenses of any kind in nature, fixed or contingent, direct or indirect, whether or not known, suggested or claimed, existing on the date hereof or which any such person at any time heretofore had, including without limitation, those that are contained in, arise from or relate in any way to the Dynamic Initial Agreement or its amendment, extension or renewal or any Related Arrangement and all other claims arising from events, actions or conduct relating to the Dynamic Initial Agreement or any Related Arrangement which occurred or was done, suffered or omitted on or prior to the date of this Agreement, except as set forth in Exhibit B hereto. The releases set forth above in this Section 1(b) shall not apply to the obligations required to be performed under this Agreement or the Dynamic Supply Agreement.

             (c) Releases Apply to All Known and Unknown Causes of Action. It is understood by Dynamic and Herbalife that there is a risk that subsequent to the execution of this Agreement either party may incur or suffer loss, damage, or injuries which are unknown or unanticipated at the time of the execution of this Agreement. Further, there is risk that loss or damage presently known may be or become greater than the parties now expect or anticipate. The parties assume said risks, acknowledge that the releases contained herein shall apply to all unknown and all unanticipated results arising from or relating to the matters referred to above, as well as those known and anticipated, and, upon the advice of respective legal counsel, Dynamic, and Herbalife each waive all rights under California Civil Code Section 1542 and any comparable provision under the law of any other jurisdiction with respect to the matters released. California Civil Code Section 1542 reads as follows:


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
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            A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

               (d) Representations and Warranties as to No Assignment of
Claims. Dynamic and Herbalife each represents and warrants to the other that each has not assigned or transferred to any other person, firm or corporation in any manner, including by way of subrogation or operation of law or otherwise, all or any portion of any claim, demand, right, action or cause of action that each has had, have or might have arising out of the matters released hereby nor all nor any portion of any recovery or settlement to which they might be entitled. In the event that any claim, demand or suit should be made because of any such purported assignment, subrogation or transfer, the party from whom such purported assignment, subrogation or transfer was alleged to have been made agrees to indemnify and hold the other party hereto harmless against such claim, demand or suit and any necessary expenses of investigation, attorneys' fees and costs.

               (e) Representations and Warranties as to No Material Breach of the Dynamic Initial Agreement. Dynamic and Herbalife each represents and warrants to the other that, as of the date of this Agreement, to the best of its knowledge, each has not committed any material breach of, nor has there occurred any event which would require or permit or could reasonably be anticipated to permit the termination of the Dynamic Initial Agreement prior to January 11, 1998.

               (f) Representations and Warranties as to Advice Of Counsel, Dynamic and Herbalife each represents and warrants to the other that each has received advice from legal counsel of its own choice, as to the form and substance of this Agreement, and as to the advisability of agreeing to its terms, and that, based upon such advice, such party agrees to be bound by the terms of this Agreement.

               (g) Media Relations. Dynamic and Herbalife will issue a mutual press release regarding this Agreement and the matters covered herein in the form attached hereto as Exhibit C hereto. The parties further agree that they will not disparage each other in any oral or written public statements concerning any matters related to or arising from this Agreement.

               (h) Authority. Dynamic and Herbalife each represents and warrants to the other that its execution of this Agreement has been fully and validly authorized and approved by all requisite corporate action, and no further action is necessary to make this Agreement and all acts contemplated hereby valid and binding on itself in accordance with the terms hereof.

        2. Amendment or Waiver. This Agreement will not be amended, nor will any of its terms be deemed to have been waived by either party, unless such amendment or waiver is in writing in a document that specifically refers to this Agreement and specifically states that it intends to amend this Agreement or waive a term of this Agreement and such document is signed by the parties hereto. General correspondence


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between the parties, invoices, purchase orders or any other document exchanged between the parties not meeting the requirements of this Section 2, will not be deemed to amend or waive any term of this Agreement. In the event of any conflict between this Agreement and any other document this Agreement shall prevail.

        3. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws principles. Any legal proceedings arising out of or in connection with this Agreement shall be commenced and prosecuted in a court located within Orange County, California.

        4. Counterparts. This Agreement may be executed in multiple counterparts, which taken together will constitute one instrument and each of which will be considered an original for all purposes.

        5. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand, by a nationally recognized overnight delivery service, by facsimile transmission followed by mail, or mailed by certified or registered mail with postage prepaid:

            (a) If to Dynamic:

                Dynamic Products, Inc.
                7012 Belgrave
                Garden Grove, California 92641
                Attention:  Fred E. Siegel, President
                Fax:   (714) 633-1229

            (b) If to Herbalife:

                Herbalife International of America, Inc.
                1800 Century Park East, 15th Floor
                Century City, California 90067
                Attention:  Robert Sandler, Esq.
                Facsimile No.: (310) 557-3906

or such other address or facsimile number as any of the persons designated above may have specified in a notice or communication duly given to the other designated person as provided herein. Such notice or communication will be deemed to have been given as of the date so delivered or telecopied, or if mailed, two business days thereafter.

        6. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto, their respective successors and assigns.



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        7. Exhibits. Any Exhibit hereto is made a part hereof and is fully incorporated herein by reference.

        8. Entire Agreement. This Agreement embodies the entire understanding of the parties hereto with respect to the subject matter of this Agreement. This Agreement supersedes any other agreement between the parties with respect to the subject matter of this Agreement. There are no representations, promises, warranties, understandings or agreements, express or implied, oral or otherwise, in relation thereto, except expressly referred to or set forth herein.

        9. Partial Invalidity. In the event that any of the provisions or portions thereof of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions hereof will not be affected thereby.

        10. Irreparable Harm. The parties agree that their failure to comply with the provisions of this Agreement may cause irreparable harm for which there may be no adequate remedy at law and each may, therefore, enforce through equitable as well as legal remedies the obligations set forth in this Agreement.

        11. Agreement Negotiated. The parties hereto are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof.


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
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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                      HERBALIFE INTERNATIONAL OF
                                      AMERICA, INC.


                                      By:  /s/ CHRISTOPHER PAIR
                                          -------------------------------
                                      Its:   Chief Operating Officer
                                          -------------------------------

                                       By:  s/ CONRAD LEE KLEIN
                                          -------------------------------

                                      ITS: Chief Business Affairs Officer
                                          -------------------------------

                                      DYNAMIC PRODUCTS, INC.


                                       By: /s/ FRED E. SIEGEL
                                          -------------------------------
                                      ITS:    President
                                          -------------------------------








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